Exhibit 5(b)

[Letterhead of Morgan, Lewis & Bockius LLP]

November 16, 2011

Baltimore Gas and Electric Company

2 Center Plaza

110 West Fayette Street

Baltimore, Maryland 21201

Ladies and Gentlemen:

We have acted as counsel to Baltimore Gas and Electric Company, a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of its 3.50% Notes due November 15, 2021 (the “Notes”), issued under the Indenture dated as of July 24, 2006 (as supplemented, the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

We have reviewed (1) Registration Statement Nos. 333-157637 and 333-157637-01, as amended by Post-Effective Amendment No. 1 thereto (the “Registration Statement”), which Registration Statement was filed jointly by the Company and Constellation Energy Group, Inc., a Maryland corporation, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated July 9, 2009 forming a part of Post-Effective Amendment No. 1, as supplemented by a prospectus supplement dated November 10, 2011 relating to the Notes, both such prospectus and prospectus supplement filed pursuant to Rule 424 under the Securities Act (the “Prospectus”); (3) the Indenture; (4) the Company’s corporate proceedings with respect to the Notes; and (5) such other corporate records, certificates and other documents (including a receipt executed on behalf of the Company acknowledging receipt of the purchase price for the Notes) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such review, we are of the opinion that the Notes are legally issued, valid and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity.

In rendering the foregoing opinion, we have assumed that the certificates representing the Notes conform to specimens examined by us and that the Notes have been duly authenticated, in accordance with the Indenture, by the Trustee, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about November 16, 2011, which will be incorporated by reference in the Registration Statement, and to the references to us under the captions “Legal Matters” and “Validity of the Securities” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the States of New York and Maryland and the federal laws of the United States insofar as they bear on matters covered hereby. As to all matters of Maryland law, we have relied, with your consent, upon an opinion of even date herewith addressed to you by Charles A. Beradesco, Esq., Senior Vice President and General Counsel of Constellation Energy Group, Inc.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP